EXHIBIT 10.2

The Notice of the repurchase of stock of Niusule Bio-tech Corp.
 (personal equity)

It has been passed by company’s 2009 annual shareholders’ meeting to repurchase the common stock of the company sold from March 15-31, 2010 at USD0.5 per share. Specific repurchase procedures are as follows:
1.	Repurchase object: personal common shares (outstanding shares) of Niusule Biotech Corp.

2.	Repurchase price: the repurchase price is USD0.5 per share

3.	Period of repurchase: Oct.1.2010-Oct.31.2010

4.	Location of repurchase: Niusule Bio-engineering (Hangzhou) Corp. (Please make appointment in advance).

Business hours: 9:00-11:30 am, 1:30-5:00pm, it does not open for business every Friday afternoon and in sabbatical leave and holidays.
5.	Required documents for repurchase and various situations:

(1)
In person: Individual shareholders shall bring the original copy and photo copy of ID card, original copy of the stock certificate, sign the repurchase agreement, return the certificate to Niusule, and receive the payment base on the repurchase price per share.

(2)	For other cases:

1.
Shareholders entrust other people: besides the required document above, trustee shall bring the original copy of the letter of authorization which notarized by district or higher level notary public, and the original copy and photo copy of trustee’s ID card to process the repurchase procedure.

2.	Shareholders divorce: besides the required document above, the shareholder shall bring the original copy of the written judgment or mediation decision and the original copy and photo copy of ID card.

3.	Shareholder death: besides the required document above, the successor shall bring the original copy of the notarized succession certificate and the original copy and photo copy of ID card.

                                                                            Niusule Biotech Corporation
                                                      March.1st. 2010

Address:
Room 1301-2 Central Bldg., #271
S. Hushu Rd., Hangzhou, China 310005

Office:  86-571-8839-2976
Transfer agent: www.transferonline.com
Niusule Bio-tech Corporation
Phone: (001) 626-446-4688